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                                                                    Exhibit 99.1

CONTACT: CLIFFORD L. REYNOLDS
PRESIDENT AND CHIEF EXECUTIVE OFFICER                        D.I.Y. HOME
DIY Home Warehouse, Inc.                                     WAREHOUSE, INC.
5811 Canal Road                        Phone: 216-328-5100
Valley View, Ohio  44125               Fax:   216-328-5134




PRESS RELEASE

                DIY HOME WAREHOUSE, INC. ANNOUNCES CLOSING OF TWO
                                   LOCATIONS

         CLEVELAND, OHIO, AUGUST 14, 2000: D.I.Y. Home Warehouse, Inc. (OTC-BB:
DIYH) today announced that it will close its North Randall store, located at 4601 Northfield Road, and its Tallmadge Avenue location in Akron. Liquidation sales at both locations are scheduled to begin later this week and are expected to be completed by the middle of October.

         The Company made the difficult decision to close the two locations based on the stores' disappointing sales and profitability levels. However, the Company is confident that the closure of the North Randall and Tallmadge Avenue locations will have a positive impact on the ongoing operations.

         In conjunction with the closings, the Company will begin to carefully evaluate various real estate opportunities for both stores, including the redevelopment of the Tallmadge Avenue location.

         D.I.Y. Home Warehouse, Inc. will continue to operate nine warehouse format home centers in the Northeast Ohio marketplace which sell products to do-it-yourself home repair and remodeling customers and contractors.







The statements contained in this news release may include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of the retail and home improvement industry, as well as other economic, competitive and technological factors involving the Company's operations, markets, products and prices.


     -    FOR RELEASE AUGUST 14, 2000